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Exhibit (d)(x)

INSTITUTIONAL INVESTOR STOCK PURCHASE AGREEMENT

        This INSTITUTIONAL INVESTOR STOCK PURCHASE AGREEMENT (the "Agreement") is made as of June 4, 2003 by and among EXCO Holdings Inc., a Delaware corporation (the "Company") and the investors set forth on Schedule II hereto (each a "Purchaser" and, collectively, the "Purchasers"). Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1.

        1.     Definitions. As used herein, the following terms shall have the following meanings:

        "Amended and Restated Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, substantially in the form attached hereto as Exhibit A.

        "Ancillary Documents" means the Stockholders' Agreement, the Stock Purchase Agreement, the Registration Rights Agreement, the Bonus Plans, the Stock Participation Plan, the Contribution Agreement, the Promissory Notes, the Stock Repurchase Agreements and the Management Purchase Agreement.

        "Board" means the Company's Board of Directors.

        "Bonus Plans" means the Employee Bonus Retention Plans for each of EXCO Holdings Inc. and Addison (as defined herein) substantially in the form attached hereto as Exhibit G.

        "Business Day" means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in New York.

        "Cerberus" means Cerberus Capital Management, L.P., a Delaware limited partnership and one or more of its funds or affiliates.

        "Class A Common Stock" means the Class A Common Stock, par value $0.001 per share, of the Company.

        "Class B Common Stock" means the Class B Common Stock, par value $0.001 per share, of the Company.

        "Commitment Letter" means the letter, dated December 27, 2002, as amended, by and among Cerberus Capital Management, L.P., ER Acquisition Inc. and Douglas H. Miller and T. W. Eubank.

        "Common Stock" means the Class A Common Stock and the Class B Common Stock.

        "Contribution Agreement" means the Contribution Agreement, dated the date hereof, among the Company, Douglas H. Miller and T. W. Eubank, substantially in the form attached hereto as Exhibit H.

        "EXCO" means EXCO Resources, Inc., a Texas corporation.

        "EXCO Subsidiaries" means the subsidiaries of EXCO, including without limitation the companies listed on Schedule IV hereto.

        "Friends and Family LLC" means EXCO Investors, LLC, a Delaware limited liability company.

        "Governmental Authority" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic (federal, state or local) or foreign.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations and any similar state acts.

        "Law" means all applicable laws, regulations, rules, ordinances, judgments, orders and decrees of Governmental Authorities.

        "Management Members" means the Persons listed on Schedule III hereto.

        "Management Purchase Agreement" means the Management Purchase Agreement, to be entered into, by and among the Company and each of the Management Members and Friends and Family LLC for the purchase of Common Stock, substantially in the form of Exhibit F hereto.

        "Material Adverse Effect" means any change or effect that is materially adverse to the assets, operations, financial condition or results of operations of EXCO and the EXCO Subsidiaries, taken as a whole, excluding in all cases: (i) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, (ii) the payment by EXCO of all amounts due to any officers or employees of EXCO under employment contracts or other employee benefit plans in effect as of the date hereof and which have been listed in the disclosure schedules to the Merger Agreement, (iii) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities engaged in the business of EXCO and (iv) any effect resulting from compliance by EXCO and the EXCO Subsidiaries with the terms of the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 11, 2003, by and between EXCO Resources, Inc., the Company and ER Acquisition, Inc.

        "Merger Documents" means the Merger Agreement and the other agreements and documents entered into pursuant thereto or in connection therewith.

        "Merger Parties" means the Company and its subsidiary and EXCO and the EXCO Subsidiaries.

        "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Promissory Notes" means the First Secured Promissory Notes dated the Closing Date and the Second Secured Promissory Notes dated the Closing Date, substantially in the form attached hereto as Exhibit I given by certain of the Management Members to the Company as is agreed upon by the Company and Cerberus.

        "Purchased Shares" shall have the meaning given to such term in Section 2(b) of this Agreement.

        "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of the Closing Date, by and among the Company, the Purchasers, the Management Members, Cerberus and Friends and Family LLC, in substantially the form attached hereto as Exhibit B.

        "Restricted Securities" means (i) the Common Stock issued hereunder, (ii) any securities issued with respect to the Purchased Shares referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of stock, recapitalization, merger, conversion, consolidation or other reorganization and (iii) any securities issued pursuant to an exchange of such Purchased Shares. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act without any volume or manner of sale limitations or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 10 have been delivered by the Company. If certificated, whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 10.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Stock Participation Plan" means the Stock Participation Plan for EXCO Holdings Inc. substantially in the form attached hereto as Exhibit J.

        "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of March 11, 2003, as amended, by and between the Company and Cerberus, on behalf of one or more funds or affiliates of Cerberus.

        "Stock Repurchase Agreements" means the Stock Repurchase Agreements dated the Closing Date, by and between the Company and each of the Management Members substantially in the form attached hereto as Exhibit E.

        "Stockholders' Agreement" means that certain Stockholders Agreement, dated as of the Closing Date, by and among the Company and the other signatories thereto, in substantially the form attached hereto as Exhibit C.

        "Transactions" means the transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement.

        2.     Authorization and Closing.

        (a)   Authorization of the Purchased Shares. The Company has authorized the issuance and sale to the Purchasers of its Class A Common Stock having the rights and preferences set forth in the Amended and Restated Certificate of Incorporation.

        (b)   Purchase and Sale of the Stock. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below) the Company shall issue and sell to each Purchaser, and each such Purchaser shall purchase from the Company, the number of shares of Class A Common Stock set forth on Schedule II hereto across from the name of each Purchaser (collectively, the "Purchased Shares") for a purchase price equal to $1.50 per share (the "Purchase Price").

        (c)   The Closing. The closing of the purchase and sale of the Purchased Shares (the "Closing") shall take place at the offices of Sayles, Lidji & Werbner, 1201 Elm St., Suite 4400, Dallas, TX 75270 at 10:00 a.m., Central time, concurrently with the closing in connection with the Merger Agreement, or at such other place or such other time or date as the Purchaser and the Company may designate (the "Closing Date").

        (d)   Purchaser Closing Deliveries. At or prior to the Closing, each Purchaser will deliver to the Company:

          (i)    against delivery of a certificate or certificates representing the Purchased Shares being purchased by such Purchaser pursuant to Section 2(b), by a cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Company no later than two Business Days prior to the Closing Date, an amount equal to the aggregate Purchase Price of such Purchased Shares;

          (ii)   a duly executed copy of the Registration Rights Agreement;

          (iii)  a duly executed copy of the Stockholders' Agreement; and

          (iv)  an officer's certificate of such Purchaser to the effect that each of the conditions specified in Sections 8(ii) and (iii) has been satisfied with respect to such Purchaser.

        (e)   Company Closing Deliveries. At or prior to the Closing, the Company will deliver to each Purchaser:

          (i)    against payment of the Purchase Price therefor, a validly issued certificate or certificates representing the Purchased Shares being purchased by such Purchaser pursuant to Section 2(b), which shall be in definitive form and registered in the name of such Purchaser or its nominee or designee and in a single certificate or in such other denominations as such Purchaser shall request not later than one Business Day prior to the Closing Date;

          (ii)   a duly executed copy of the Registration Rights Agreement;

          (iii)  a duly executed copy of the Stockholders' Agreement;

          (iv)  an opinion of Sayles, Lidji & Werbner, counsel to the Company, dated the Closing Date, in customary form reasonably satisfactory to the Purchaser;

          (v)   an officer's certificate of the Company to the effect that each of the conditions specified in Sections 7(i), (iii), (iv), (v) , (vi) and (vii) has been satisfied;

          (vi)  a copy of the Amended and Restated Certificate of Incorporation certified by the Secretary of State of the state of Delaware;

          (vii) a duly executed copy of the Management Purchase Agreement between the Company and each of the participating Management Members and Friends and Family LLC;

          (viii) duly executed copies of the Voting Agreements substantially in the form as attached hereto as Exhibit L (the "Voting Agreements");

          (ix)  duly executed copies of the Stock Repurchase Agreements between the Company and each of the Management Members;

          (x)   a duly executed copy of the Stock Purchase Agreement;

          (xi)  a copy of the Bonus Plans;

          (xii) duly executed copies of the Participation Agreement from each participant in such Bonus Plan in the form attached as Exhibit B to the Bonus Plans;

          (xiii) a copy of the Stock Participation Plan;

          (xiv) duly executed copies of the Promissory Notes;

          (xv) a duly executed copy of the Contribution Agreement;

          (xvi) a certificate of the secretary of the Company substantially in the form attached hereto as Exhibit D;

          (xvii) a certificate of the secretary of ER Acquisition, Inc. substantially in the form attached hereto as Exhibit K; and

          (xviii) long-form good standing certificates of each of the Company and ER Acquisition, Inc., its subsidiary, and EXCO and each of the EXCO Subsidiaries.

        3.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that:

        (a)   Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of the Company and its subsidiary has all requisite corporate power and authority to carry out the transactions contemplated by each of this Agreement, the Merger Documents and the Ancillary Documents to which it is a party.

        (b)   Authorization; No Breach. The execution, delivery and performance of each of this Agreement, the Merger Documents and the Ancillary Documents to which it is a party have been duly authorized by the Company and its subsidiary. Each of this Agreement, the Merger Documents and the Ancillary Documents to which it is a party constitute valid and binding obligations of the Company and its subsidiary, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies. The execution and delivery by the Company and its subsidiary of this Agreement, the Merger Documents and the Ancillary Documents to which it is a party, the offering, sale and issuance of the Purchased Shares hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and its subsidiary, do not and shall not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, (i) the organizational documents of the Company or its subsidiary, (ii) any law, statute, rule or regulation to which the

Company or its subsidiary is subject, or (iii) any agreement, instrument, order, judgment or decree to which the Company or its subsidiary is subject, except, in the case of subclauses (ii) and (iii) above, for any conflict, result, default, right or other requirement that could not reasonably be expected to have a material adverse effect on the transaction contemplated hereby.

        (c)   Capitalization and Related Matters. (i) Schedule I sets forth the outstanding capital stock of the Company immediately following the Closing. Immediately following the consummation of the transactions contemplated hereby, the Company shall have no outstanding stock or securities convertible or exchangeable for stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its stock or any stock or securities convertible into or exchangeable for its stock or any stock appreciation rights or phantom stock plans, except as set forth on Schedule I. Immediately following the consummation of the transactions contemplated hereby and by the Ancillary Documents, all of the outstanding Purchased Shares of the Company shall be validly issued, fully paid and non-assessable.

          (ii)   The Company has no subsidiaries other than ER Acquisition, Inc. All of the authorized, issued and outstanding equity securities of ER Acquisition, Inc. are owned by the Company.

          (iii)  The Company has not conducted any business prior to the date hereof and has no, and prior to the Closing Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by the Merger Documents and the Ancillary Agreements.

        (d)   Merger Agreement Representations and Warranties. The representations and warranties of EXCO and the EXCO Subsidiaries in Sections 2.6, 2.7, 2.8, 2.9, 2.19 and 2.23 of the Merger Agreement (including, without limitation, those made on the Closing Date regardless of whether any such representations or warranties survive beyond the Closing Date) were true in all material respects as of the date thereof, and will be true in all material respects on the Closing Date (after giving effect to the Transactions), except in the case of such representations and warranties which are qualified by materiality, which were true in all respects as of the date thereof and will be true in all respects on the Closing Date (after giving effect to the Transactions).

        (e)   Information Complete. None of (i) the information concerning the Merger Parties and the Transactions, including the representations or warranties made by the Merger Parties pursuant to this Agreement, the Merger Documents or the Ancillary Agreements (the "Information") that has been or will be prepared or made by or on behalf of any of the Merger Parties and that has been made or will be made available to the Purchasers or any of their authorized representatives in connection with the Transactions, when all such Information is read together in its entirety, or (ii) the filings by any of the Management Members or Cerberus with the SEC in connection with or related to the Transactions contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which it was made or prepared, not misleading.

        (f)    Other Matters. (i) There are no statutory or contractual securityholders preemptive rights or rights of refusal to which the Company is a party other than pursuant to the Stockholders' Agreement. (ii) If the representations and warranties of each Purchaser set forth in Section 5 are accurate, the offer, sale and issuance of the Stock is exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable state securities laws. (iii) No Default (as defined in the Domestic Credit Agreement or Canadian Credit Agreement, respectively) or Event of Default (as defined in the Domestic Credit Agreement or Canadian Credit Agreement respectively) pursuant to the terms of either of (A) the Restated Credit Agreement, dated as of December 18, 2001 (the "Domestic Credit Agreement"), as amended by the First Amendment thereto, dated as of April 26, 2002, the Second Amendment thereto, dated as of June 24, 2002, the Third Amendment thereto, dated as of September 30, 2002, and the Fourth Amendment thereto, dated as of November 22, 2002, between EXCO Resources, Inc. and EXCO Operating, L.P., as borrowers (collectively, "EXCO Borrowers"), the lenders party thereto, and Bank One, NA, as administrative agent for the lenders (the "Agent"), or (B) the Restated Credit Agreement, dated as of December 18, 2001 (the "Canadian Credit Agreement",

and together with the Domestic Credit Agreement, the "Credit Agreements"), as amended by the First Amendment thereto, dated as of April 26, 2002, the Second Amendment thereto, dated as of June 24, 2002, the Third Amendment thereto, dated as of September 30, 2002, and the Fourth Amendment thereto, dated as of November 22, 2002 between Addison Energy Inc. ("Addison", and together with the EXCO Borrowers, the "Borrowers"), the lenders party thereto, and Bank One, NA, Canada Branch, as administrative agent for the lenders has occurred and is continuing or would result from the consummation of the Transactions following the amendment of the Credit Agreements in a manner consistent with the Commitment Letter, dated February 28, 2003.

        4.     Covenants of the Company and its subsidiary.

        (a)   The Company shall afford, and shall cause its subsidiary and EXCO and the EXCO Subsidiaries to afford, to the Purchasers and the Purchasers' accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 11(b)) to all their respective properties, books, commitments, contracts and records and, during such period, shall, upon request, furnish promptly to the Purchasers (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws, and (ii) all other information concerning them as the Purchasers may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4(a) shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchasers.

        (b)   The Company shall supplement the Information (other than any representations and warranties) from time to time until the Closing Date so that the representations and warranties in Section 3(e) shall remain correct.

        (c)   The Company shall, and shall cause its subsidiary to, (i) subject to the satisfaction of the conditions set forth in Section 8, execute and deliver the Merger Documents and the Ancillary Documents to which it is a party and such other documents, certificates, agreements and other writings and (ii) take such other actions, in each case, as may be necessary or reasonably requested by any of the Purchasers in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement, the Merger Documents and the Ancillary Documents.

        (d)   The Company shall use its reasonable best efforts to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

        (e)   To the extent required by the HSR Act, the Company shall, to the extent it has not already done so, (a) file or cause to be filed, as promptly as practicable after the execution of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby or in connection with the other Transactions and (b) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the Transactions under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. The Company agrees to request, and to cooperate with EXCO or the Purchasers in requesting, early termination of any applicable waiting period under the HSR Act.

        (f)    The Company (i) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement, the Merger Documents and the Ancillary Documents or the consummation of the Transactions and (ii) shall diligently assist and cooperate with EXCO and the Purchasers in preparing and filing all documents required to be submitted by EXCO, the Company or the Purchasers to any Governmental Authority in connection with such transactions, including but not limited to a proxy statement to solicit proxies from the stockholders of EXCO (together with any amendments thereto, the "Proxy Statement") and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") (which assistance and cooperation shall include, without limitation, timely furnishing or causing to be furnished to the Purchasers all information concerning EXCO, the EXCO Subsidiaries (to the extent available to the Company) or the Company and its subsidiary that counsel to the Purchasers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Prior to the filing of any such documents, including the Proxy Statement and the Schedule 13E-3, or any amendments or supplements thereto, the Company shall (i) provide the Purchasers and Purchasers' counsel with an adequate and appropriate opportunity to participate in the preparation thereof which documents shall be subject to the review and comment of Purchasers and their counsel, and (ii) not file any such document to which Purchasers or their counsel shall have reasonably objected on the grounds that such filing does not comply in all material respects with applicable legal requirements or contains any misstatement or omission.

        (g)   The Company shall use all of the proceeds from the issuance of the Purchased Shares for payments to holders of shares of common stock, preferred stock or options of EXCO pursuant to the Merger Agreement and to pay the fees and expenses related to the Transactions.

        5.     Purchasers' Investment Representations. Each Purchaser hereby represents and warrants on behalf of itself only and not jointly that:

        (a)   Such Purchaser is acquiring the Purchased Shares purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

        (b)   Such Purchaser understands that the Purchased Shares have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

        (c)   Such Purchaser is an "accredited investor", as defined under Rule 501(a) promulgated under the Securities Act.

        (d)   Such Purchaser has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Such Purchaser has taken all action as and in the manner required by law, its certificate of incorporation or bylaws, its limited partnership agreement or otherwise to authorize the execution, delivery and performance of this Agreement and the other Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

        (e)   The execution and delivery of this Agreement, and the other Ancillary Documents to which it is a party, do not, and the consummation of the transactions contemplated hereby and thereby will not, violate (i) any provisions of the organizational documents of such Purchaser, (ii) any material terms of any material contract or commitment of any kind or character to which such Purchaser is a party or by which it or its property may be bound, or (iii) any law, regulation, rule, judgment or order applicable to such Purchaser or its respective property.

        (f)    This Agreement and the other Ancillary Documents to which such Purchaser is a party each constitute the valid and binding obligation of such Purchaser, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies.

        (g)   Such Purchaser is not a party to or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement or the purchase of the Purchased Shares hereunder.

        6.     Covenants of the Purchasers.

        (a)   Each Purchaser shall (i) subject to the satisfaction of the conditions set forth in Section 8, execute and deliver the Ancillary Documents to which it is a party and such other documents, certificates, agreements and other writings and (ii) take such other actions, in each case, as may be necessary or reasonably requested by the Company in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement, the Merger Documents and the Ancillary Documents.

        (b)   Each Purchaser shall use its reasonable best efforts to cause all conditions precedent to the obligations of the Company and such Purchaser to be satisfied. Upon the terms and subject to the conditions of this Agreement, such Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

        (c)   Each Purchaser (i) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons, if any, required in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and (ii) shall cooperate with EXCO and the Company in preparing and filing all documents required to be submitted by EXCO, the Company or such Purchaser to any Governmental Authority in connection with the Transactions, including but not limited to the Proxy Statement and the Schedule 13E-3 (which cooperation shall include, without limitation, timely furnishing or causing to be furnished to the Company all information concerning such Purchaser that counsel to such Purchaser determines is required to be included in such documents or would be required in obtaining any such required consent, waiver, authorization or approval).

        7.     Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to purchase and pay for its Purchased Shares at the Closing and the other obligations of each Purchaser hereunder required to be performed on the Closing Date shall be subject to the satisfaction (or waiver by such Purchaser) as of the Closing Date of the following conditions:

          (i)    The Merger Agreement shall be in full force and effect and all conditions to the obligations of ER Acquisition, Inc. under the Merger Agreement shall have been satisfied or, with the consent of such Purchaser, waived pursuant to the terms therein, and the acquisition contemplated by the Merger Agreement shall be consummated immediately following the Closing.

          (ii)   The Purchaser shall have received the closing deliveries described in Section 2(e) hereof.

          (iii)  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or material adverse effect shall have been true and correct when made and as of the Closing Date as though made on and as of the Closing Date; the representations and warranties of the Company made in this Agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects when made and as of the Closing Date as though made on and as of the Closing Date.

          (iv)  The representations and warranties of EXCO in the Merger Agreement that are qualified as to materiality or material adverse effect shall have been true and correct when made and as of the Closing Date as though made on and as of the Closing Date except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time; the representations and warranties of EXCO in the Merger Agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects when made and as of the Closing Date as though made on and as of the Closing Date except for representations and warranties that are made as of a specific date or time, which shall be true and correct only as of such specific date or time.

          (v)   The Company and its subsidiary shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company and its subsidiary by the Closing Date.

          (vi)  There shall not have occurred since September 30, 2002 a Material Adverse Effect.

          (vii) There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality (other than shareholder litigation pending as of December 18, 2002 relating solely to the transactions contemplated by the Merger Agreement) which relates to the Transactions or which, in the reasonable judgment of such Purchaser, has a reasonable likelihood of having a material adverse effect on the condition (financial or otherwise), operations, performance, properties, assets, liabilities, business or prospects of EXCO and the EXCO Subsidiaries, taken as a whole.

          (viii) The Purchaser shall have received copies of the loan agreement, promissory note and other agreements and documents securing, evidencing or otherwise relating to the Credit Agreements, which shall be in form and substance satisfactory to Cerberus.

          (ix)  The Credit Agreements shall have been amended on terms and conditions consistent with the Commitment Letter, dated February 28, 2003, and with respect to terms not included in the Commitment Letter, on terms and conditions reasonably satisfactory to the Company and Cerberus Capital Management, L.P.

          (x)   EXCO and the EXCO Subsidiaries shall have obtained all required material licenses, waivers, consents and approvals, governmental and otherwise, in connection with this Agreement, the Ancillary Documents, the Merger Documents and the Transactions and the operation of EXCO's business and the business of its subsidiaries, and such material licenses, waivers, consents and approvals shall be in full force and effect.

          (xi)  EXCO and the EXCO Subsidiaries shall have maintained in full force and effect all insurance policies in effect as of the date of this Agreement on the terms and conditions as are currently in effect.

          (xii) The Company shall have filed the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, such Amended and Restated Certificate shall have been accepted for filing and such Certificate shall not have been amended.

          (xiii) At the Closing, after giving effect to the payment of the merger consideration pursuant to the Merger Agreement and all expenses of the Company and its subsidiary and EXCO and the EXCO Subsidiaries in connection with the Transactions, there shall not be less than $10,000,000 of availability under the Credit Agreements and EXCO shall have delivered evidence satisfactory to the Purchasers that the Credit Agreements have been amended to permit the consummation of the Transactions and/or that any Default or Event of Default that would otherwise occur as a result of the consummation of any of the Transactions shall have been waived.

          (xiv) Cerberus and the Company shall have executed the Stock Purchase Agreement and Cerberus shall have purchased shares of Class A Common Stock at a purchase price of $1.50 per share for an aggregate investment of not less than $106,500,000 and the Management Members, Friends and Family LLC and the Company shall have executed and delivered the Management Stock Purchase Agreement and shall have purchased shares of Class A Common Stock at a purchase price of $1.50 per share for an aggregate investment of not less than $12,400,000 and not more than $38,500,000 pursuant to such agreements, of which at least $12,400,000 of such shares shall have been purchased by the Management Members.

          (xv) Each of the Management Members and the Company shall have executed and delivered Stock Repurchase Agreements and Voting Agreements substantially in the form attached hereto as Exhibit E and Exhibit L and performed their respective obligations thereunder.

          (xvi) Certain Management Members agreed upon by the Company and Cerberus shall have executed and delivered the Promissory Notes.

          (xvii) The Company and Addison shall have adopted the Bonus Plans.

          (xviii) Each participant in the Bonus Plans shall have executed a Participation Agreement in the form attached as Exhibit B to the Bonus Plans.

          (xix) The Company and each of the other signatories to the Stockholders' Agreement shall have executed and delivered the Stockholders' Agreement.

          (xx) The Company, the Purchasers, the participating Management Members, Cerberus and Friends and Family LLC shall have executed the Registration Rights Agreement.

          (xxi) The Company and each of Douglas H. Miller and T. W. Eubank shall have executed and delivered the Contribution Agreement and performed their respective obligations thereunder.

          (xxii) The Company shall have established the Stock Participation Plan.

        8.     Conditions to the Obligations of the Company. The obligation of the Company to sell the Purchased Shares and the other obligations of the Company and its subsidiaries hereunder required to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:

          (i)    The Company shall have received the closing deliveries described in Section 2(d) hereof.

          (ii)   The representations and warranties of each of the Purchasers contained in this Agreement that are qualified as to materiality or material adverse effect shall have been true and correct when made and as of the Closing Date as though made on and as of the Closing Date; the representations and warranties of each of the Purchasers made in this Agreement that are not qualified as to materiality or material adverse effect shall be true and correct in all material respects when made and as of the Closing Date as though made on and as of the Closing Date.

          (iii)  The Purchasers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchasers by the Closing Date.

          (iv)  Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (v)   The Credit Agreements shall have been amended on terms and conditions consistent with the Commitment Letter, dated February 28, 2003, and with respect to terms not included in the Commitment Letter, on terms and conditions reasonably satisfactory to the Company and Cerberus.

        9.     Indemnification.

        (a)   Indemnification by the Company. For the time periods and subject to the limitations and conditions set forth below or elsewhere in this Section 9, the Company agrees to indemnify and hold harmless and defend each of the Purchasers and their respective successors and permitted assigns and its or their respective officers, directors, employees, representatives, attorneys, consultants and agents (individually a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against all loss, liability, damage or expense ("Losses") that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of all or any of the following:

          (i)    any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any Ancillary Document to which such Purchaser is a party (without regard to any Material Adverse Effect or materiality qualification);

          (ii)   any breach of or failure by the Company or its subsidiary to perform any of its covenants, agreements or other obligations contained in this Agreement or in any Ancillary Document to which such Purchaser is a party;

          (iii)  third party claims in connection with the transactions pursuant to the Merger Agreement or the other Merger Documents;

          (iv)  third party claims in connection with the Commitment Letter or the extension or arrangement, as applicable, of the financing of the transactions contemplated by the Merger Agreement pursuant to this Agreement; or

          (v)   third party claims in connection with any use or intended use of the Commitment Letter or the proceeds of this Agreement.

        (b)   Indemnification by Purchasers. Purchasers agree to, severally but not jointly, indemnify and hold harmless and defend the Company and its successors and permitted assigns and its officers, directors, employees, representatives, attorneys, consultants and agents (individually a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") from and against any and all Losses that are sustained or incurred by any of the Company Indemnified Parties by reason of, resulting from or arising out of (i) any breach of or failure by any Purchaser to perform any of its obligations to purchase the Purchased Shares contained in Section 2(b) of this Agreement or (ii) any breach or inaccuracy of a representation or warranty of any Purchaser contained in this Agreement.

        (c)   Claims Procedure. Except with respect to third party claims, actions or suits covered by Section 9(d), any Purchaser Indemnified Party or Company Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to Sections 9(a) or (b), as applicable (an "Indemnified Party"), shall give written notice to each Person from whom indemnification is being claimed (an "Indemnifying Party") with reasonable promptness after the Indemnified Party's discovery of the facts and circumstances giving rise to the indemnification claim. The Indemnified Party shall supply the Indemnifying Party such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of 30 days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss. If the Indemnifying Party does not agree to or contest the payment of the Loss within such 30 day period, the Indemnifying Party shall be deemed to have accepted all of the Loss. If the Indemnifying Party agrees to the payment of the Loss or has been deemed to have accepted all of the Loss, then the Indemnifying Party shall, within 10 business days after such agreement or acceptance, pay to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in this Agreement. The failure to give the notice referred to herein with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

        (d)   Third Party Claims.

          (i)    If any claim, action at law or suit in equity is instituted by a third party against an Indemnified Party with respect to which an Indemnified Party intends to claim indemnification for any Losses under Sections 9(a) or (b), as applicable, such Indemnified Party shall give written notice to the Indemnifying Party of such claim, action or suit with reasonable promptness. The failure to give the notice required by this Section 9(d) with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

          (ii)   The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, (which counsel must be reasonably satisfactory to the Indemnified Party) so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the third party claim that the Indemnifying Party will indemnify the Indemnified Party from and against any adverse consequences the Indemnified Party may suffer resulting from, arising out of or relating to such third party claim and (ii) the

  Indemnifying Party conducts the defense of the third party claim reasonably actively and diligently. The Indemnified Party may participate in, but not control, the defense of such claim with counsel of its choosing; provided, however, that the fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, or (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more material factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party and that, in such counsel's opinion, the use of separate counsel is advisable, in which case such counsel shall be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and any appropriate local counsel) for all Indemnified Parties. If, within the 15-day period referred to above, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonably attorneys' fees and expenses).

          (iii)  The Indemnified Party and the Indemnifying Party shall cooperate with each other in regard to all matters relating to the third-party claim, including, without limitation, corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Company and its Subsidiaries, and, if necessary, providing the party controlling the defense of the third party claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the third party claim and its counsel to act on behalf of the other party. The Indemnifying Party agrees to reimburse the Indemnified Party for any costs or expenses incurred in providing its cooperation pursuant to this clause (iii).

          (iv)  Neither the Indemnified Party nor the Indemnifying Party shall settle any such third party claim without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, the Indemnifying Party shall cease to be obligated for such third party claim. Any compromise or settlement of the claim under this Section 9(d) shall include as an unconditional term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such claims.

        10.   Legend. If certificated, each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

  "THE SECURITIES REPRESENTED BY THIS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THAT CERTAIN STOCKHOLDERS' AGREEMENT, DATED AS OF                            , 2003, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG EXCO HOLDINGS INC. (THE "COMPANY") AND CERTAIN OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        11.   Miscellaneous.

        (a)   Remedies. Purchasers shall have all rights and remedies set forth in this Agreement and the other Ancillary Documents and all of the rights that any Purchaser has under any law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Person having any rights under this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

        (b)   Termination. This Agreement may be terminated (i) at any time prior to the Closing Date by mutual agreement of the Company and each of the Purchasers, (ii) if the Closing shall not have occurred on or prior to December 6, 2003, by either the Company or any of the Purchasers, at any time after December 6, 2003; provided that the right to terminate this Agreement under this Section 11(b)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided, further, that the Company may not terminate this Agreement under this Section 11(b)(ii) unless it has also terminated the Stock Purchase Agreement, (iii) by any Purchaser upon the occurrence of a Material Adverse Effect or (iv) by the Company or any Purchaser, if the Merger Agreement has been terminated; provided that in the event that a Purchaser terminates this Agreement pursuant to clause (ii), (iii) or (iv), such termination shall be effective with respect to the rights and obligations of that Purchaser only and shall not have any effect upon this Agreement with respect to any other Purchasers, other than as provided in paragraph (c) below.

        (c)   Additional Purchased Shares. In the event that a Purchaser fails to perform any of its obligations to purchase the Purchased Shares in accordance with Section 2(b) of this Agreement for any reason, the other Purchasers shall have the option to purchase 50% of the non-performing Purchaser's portion of the Purchased Shares (the "Allocated Shortfall") and Cerberus and the Designated Executives shall have the option to purchase the other 50% of the non-performing Purchaser's portion of the Purchased Shares (with such allocation between Cerberus and the Designated Executives as they shall agree), each such Purchaser purchasing its pro rata share (based on its commitment hereunder) of the shares of Common Stock comprising the Allocated Shortfall or such other allocation as mutually agreed to by the performing Purchasers. In the event that two or more Purchasers fail to perform any of their obligations to purchase the Purchased Shares in accordance with Section 2(b) of this Agreement for any reason, the remaining Purchasers shall have the option to purchase the Allocated Shortfall of such non-performing Purchasers' portion of the Purchased Shares in accordance with their respective pro rata share or such other allocation as mutually agreed to by the performing Purchasers.

        (d)   Expenses. The Company agrees to pay or reimburse the Purchasers at the Closing for all reasonable costs, fees and expenses (including, but not limited to all reasonable fees and other client charges and expenses of Sullivan & Cromwell LLP) ("Expenses"), incurred by, or on behalf of, the Purchasers in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents to which the Purchasers are party and the satisfaction of the conditions precedent to this Agreement, provided that the Company shall not pay or reimburse Expenses in excess of $30,000.00. The obligation of the Company under this paragraph shall remain effective notwithstanding any termination of this Agreement.

        (e)   Break-Up Fee. In the event that the transactions contemplated by the Merger Agreement are not consummated and the Company or its subsidiary receives a Break-Up Fee (as defined in the Stock Purchase Agreement) in respect of the termination of the Merger Agreement (or any agreement executed in anticipation of the execution of the Merger Agreement), (i) such Break-Up Fee shall be used to pay or reimburse the Equity Fee (as defined in the Stock Purchase Agreement) and all other fees and expenses incurred by or on behalf of, first, Cerberus, to the extent not fully reimbursed pursuant to the other provisions of the Stock Purchase Agreement and second, the Company, each in connection with the Transactions and the Commitment Letter, including without limitation all legal and accounting fees and expenses and travel related expenses, and then (ii) any remaining balance of the Break-Up Fee shall be paid 20% to the Company on the one hand and 80% to Cerberus (and, on a pro rata basis, in accordance with their percentage interests in the Company, (i) Friends and Family LLC, (ii) the Purchasers and (iii) Management Members who have agreed to purchase Class A Common Stock in excess of $12,400,000) on the other hand. The obligation of the Company under this paragraph shall remain effective notwithstanding any termination of this Agreement.

        (f)    Press Releases. The Company and each Purchaser will consult with the other before issuing, and provide the other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby or by the Merger Documents and will not issue any such press release or make any such public statement without the other party's prior written consent, except that a party hereto may make such disclosures as are required by law, but only after disclosing to each of the other parties hereto the basis for concluding that such disclosure is so required and the contents of such disclosure.

        (g)   Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

  if to the Company, to the address set forth below:

  EXCO Holdings Inc.
  6500 Greenville Ave., Suite 600, LB17
  Dallas, Texas 75206
  Attention: Douglas H. Miller
  Fax Number: (214) 378-5442

  with copies to:

    Sayles, Lidji & Werbner
    1201 Elm St., 44th Fl.
    Dallas, Texas 75270
    Attention: Brian Lidji
    Fax Number: (214) 939-8787

  If to the Purchasers, to the addresses set forth below:

  Ares Corporate Opportunities Fund, L.P.
  1999 Avenue of the Stars, Suite 1900
  Los Angeles, California 90067
  Attention: Bennett Rosenthal
  Fax Number: (310) 201-4157

  with copies to:

    Sullivan & Cromwell, LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Alison S. Ressler
    Fax Number: (310) 712-8800

  OCM Principal Opportunities Fund II, L.P.
  1301 Avenue of the Americas, 34th Floor
  New York, New York 10019
  Attention: Vincent J. Cebula
  Fax Number: (212) 284-1949

  with copies to:

    Sullivan & Cromwell, LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Alison S. Ressler
    Fax Number: (310) 712-8800

  Greenhill Capital Partners, L.P.,
  Greenhill Capital Partners (Cayman), L.P.,
  Greenhill Capital Partners (Executives), L.P., or
  Greenhill Capital, L.P.
  300 Park Avenue, 23rd Floor
  New York, New York 10022
  Attention Joseph A. McMillan
  Fax Number: (212) 389-1700

  with copies to:

    Sullivan & Cromwell, LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Alison S. Ressler
    Fax Number: (310) 712-8800

  State Street Research Small Cap Energy Fund, LLC
  State Street Research Energy & Natural Resources Hedge Fund, LLC
  Raytheon Company Salaried Pension Plan
  Raytheon Company Combined DB/DC Master Trust
  c/o State Street Research & Management Company
  One Financial Center
  Boston, Massachusetts 02111-2690
  Attention: Daniel J. Rice, III
  Fax Number: (617) 988-7121

  with copies to:

    State Street Research & Management Company
    One Financial Center
    Boston, Massachusetts 02111
    Attention: Daniel Bradford
    Fax Number (617) 988-7243

        All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy or facsimile, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day and (c) in the case of mailing, on the third Business Day following such mailing if sent by certified mail, return receipt requested.

        (h)   Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

        (i)    Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of each of the Purchasers. No other course of dealing between the Company and the Purchasers or any delay in exercising any rights hereunder operate as a waiver of any rights of any Purchaser.

        (j)    Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchaser or on its behalf.

        (k)   Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        (l)    Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the other Ancillary Documents to which the Purchasers are party embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

        (m)  Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        (n)   Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        (o)   Jurisdiction and Venue.

          (i)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any New York state court sitting in New York county or federal court of the United States of America sitting in New York county, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (ii)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any state or federal court sitting in New York county. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (p)   The parties hereto further agree that the notice of any process required by any such court in the manner set forth in Section 11(g) shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

        (q)   Waiver of Jury Trial. THE COMPANY AND THE PURCHASERS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS

AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE PURCHASER AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

        (r)   Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

EXCO HOLDINGS INC.
By:	/s/ DOUGLAS H. MILLER
	Name:	Douglas H. Miller
	Title:	Chief Executive Officer
INSTITUTIONAL INVESTORS:
ARES CORPORATE OPPORTUNITIES FUND, L.P.
By:	ACOF Operating Manager, L.P., its Manager
By:	/s/ JEFFREY SEROTA
	Name:	Jeffrey Serota
	Title:	Managing Director
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.
By:	Oaktree Capital Management, LLC, its General Partner
By:	/s/ VINCENT J. CEBULA
	Name:	Vincent J. Cebula
	Title:	Managing Director
By:	/s/ STEPHEN A. KAPLAN
	Name:	Stephen A. Kaplan
	Title:	Principal
GREENHILL CAPITAL PARTNERS, L.P.
By:	GCP, LLC, its General Partner
By:	/s/ AUTHORIZED SIGNATORY
	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.
By:	GCP, LLC, its General Partner
By:	/s/ AUTHORIZED SIGNATORY
	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.
By:	GCP, LLC, its General Partner
By:	/s/ AUTHORIZED SIGNATORY
	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
GREENHILL CAPITAL, L.P.
By:	GCP, LLC, its General Partner
By:	/s/ AUTHORIZED SIGNATORY
	Name:	V. Frank Pottow or Robert H. Niehaus
	Title:	Senior Member
STATE STREET RESEARCH SMALL CAP ENERGY FUND, LLC
By:	State Street Research & Management Company, its investment advisor
By:	/s/ C. KIM GOODWIN
	Name:	C. Kim Goodwin
	Title:	Managing Director
STATE STREET RESEARCH ENERGY & NATURAL RESOURCES HEDGE FUND, LLC
By:	State Street Research & Management Company, its investment advisor
By:	/s/ C. KIM GOODWIN
	Name:	C. Kim Goodwin
	Title:	Managing Director

RAYTHEON COMPANY SALARIED PENSION PLAN
By:	State Street Research & Management Company, its investment advisor
By:	/s/ C. KIM GOODWIN
	Name:	C. Kim Goodwin
	Title:	Managing Director
RAYTHEON COMPANY COMBINED DB/DC MASTER TRUST
By:	State Street Research & Management Company, its investment advisor
By:	/s/ C. KIM GOODWIN
	Name:	C. Kim Goodwin
	Title:	Managing Director

SCHEDULE I

OUTSTANDING CAPITAL STOCK OF THE COMPANY***
(post-Closing)

Purchaser	Number of Shares of Class A Common	Number of Shares of Class B Common
Funds or affiliates designated by Cerberus Capital Management, L.P.	Between 71,000,000 and 107,666,667*	0
Douglas H. Miller	3,690,000	**
T. W. Eubank	450,000	**
Remaining Management Members	4,140,000**	**
EXCO Investors, LLC	14,000,000*	0
Institutional Investors	22,666,667	0
TOTAL:	116,666,667***	12,962,962***

*
Final amount to be in accordance with Section 2(b) of this Agreement.

**
11,925,925 shares of Class B Common to be purchased by Management Members as determined by the Company with the consent of the Purchaser (such consent not to be unreasonably withheld).

***
The Stock Participation Plan is the deemed holder of an additional 720,000 shares of Class A Common and 1,037,037 shares of Class B Common.

SCHEDULE II

INSTITUTIONAL INVESTORS

Class A Shares
ARES CORPORATE OPPORTUNITIES FUND, L.P.	6,666,667
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.	6,666,667
GREENHILL CAPITAL PARTNERS, L.P.	4,123,208
GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.	589,154
GREENHILL CAPITAL PARTNERS (EXECUTIVES), L.P.	650,776
GREENHILL CAPITAL, L.P.	1,303,529
STATE STREET RESEARCH SMALL CAP ENERGY FUND, LLC	1,126,062
STATE STREET RESEARCH ENERGY & NATURAL RESOURCES HEDGE FUND, LLC	727,122
RAYTHEON COMPANY SALARIED PENSION PLAN	643,912
RAYTHEON COMPANY COMBINED DB/DC MASTER TRUST	169,570

SCHEDULE III

POTENTIAL
MANAGEMENT MEMBERS

EXCO Investors, LLC

Douglas H. Miller
T. W. Eubank
J. Douglas Ramsey
Charles R. Evans
David Choisser
Richard Miller
James M. Perkins
Richard L. Hodges
John D. Jacobi
Daniel A. Johnson
Harold L. Hickey
Stephen E. Puckett
Russell W. Romoser
Paul B. Rudnicki
Gary M. Nelson
Gary L. Parker
H. Wayne Gifford
Dennis G. McIntyre
Steve Fagan
Neil Burrows
Gregory Robb
Jonathan Kuhn
Jamie Beninger
Terry Pidkowa
Duane Masse
Earl E. Ellis
Jeffrey D. Benjamin
Laurel A. Cocharo
Adrien Joly
Thomas Charuk
Jimmie L. Pulis
Jennifer M. Perry
Kirstie M. Egan
Wesley E. Roberts
Delwyn C. Dennison
Terry L. Trudeau
Scott E. Studdard

SCHEDULE IV

SUBSIDIARIES OF EXCO RESOURCES, INC.

EXCO Investment I, LLC
Organized: Domiciled: Ownership:	Delaware Colorado EXCO Resources, Inc., sole member
EXCO Investment II, LLC
Organized: Domiciled: Ownership:	Delaware Texas EXCO Resources, Inc., sole member
EXCO Operating, LP
Organized: Domiciled: Ownership:	Delaware Texas EXCO Investment I, LLC Limited Partner 99%; EXCO Investment II, LLC 99% General Partner 1%
Addison Energy Inc.
Incorporated: Domiciled: Shares:	Alberta, Canada Alberta, Canada 9,000 shares issued and outstanding all owned by EXCO Resources, Inc.
Kantec Petroleum (Southern) Ltd.
Incorporated: Domiciled: Ownership:	Alberta, Canada Alberta, Canada 100% owned subsidiary of Addison Energy Inc.

EXHIBIT LIST TO INSTITUTIONAL INVESTOR STOCK PURCHASE AGREEMENT

EXHIBIT A	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EXHIBIT B	REGISTRATION RIGHTS AGREEMENT
EXHIBIT C	STOCKHOLDERS' AGREEMENT
EXHIBIT D	SECRETARY'S CERTIFICATE OF EXCO HOLDINGS INC.
EXHIBIT E	STOCK REPURCHASE AGREEMENT
EXHIBIT F	MANAGEMENT PURCHASE AGREEMENT
EXHIBIT G	BONUS PLANS
EXHIBIT H	CONTRIBUTION AGREEMENT
EXHIBIT I	PROMISSORY NOTES
EXHIBIT J	STOCK PARTICIPATION PLAN
EXHIBIT K	SECRETARY'S CERTIFICATE OF ER ACQUISITION, INC.
EXHIBIT L	VOTING AGREEMENT

QuickLinks

  Exhibit (d)(x)
INSTITUTIONAL INVESTOR STOCK PURCHASE AGREEMENT
  SCHEDULE I
  SCHEDULE II
  SCHEDULE III
  SCHEDULE IV
EXHIBIT LIST TO INSTITUTIONAL INVESTOR STOCK PURCHASE AGREEMENT